EXHIBIT 10.21

MARTIN MARIETTA MATERIALS, INC.

RESTRICTED STOCK UNIT AGREEMENT

     THIS RESTRICTED STOCK UNIT AGREEMENT (the “Award Agreement”), made as of ___ between Martin Marietta Materials, Inc., a North Carolina corporation (the “Corporation”), and ___ (the “Employee”).

1. GRANT

     Pursuant to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Plan”), the Corporation hereby grants the Employee ___ Restricted Stock Units on the terms and conditions contained in this Award Agreement, and subject to the terms and conditions of the Plan. The term “Restricted Stock Unit” or “Unit(s)” as used in this Award Agreement refers only to the Restricted Stock Units awarded to the Employee under this Award Agreement.

2. GRANT DATE

     The Grant Date is

3. RESTRICTION PERIOD

     Subject to the terms and conditions hereof and of the Plan, the restriction period begins on the Grant Date and ends on ___ (the “Vesting Date”).

4. DIVIDENDS

     The Corporation will make a cash payment to each Employee equal to the dividend paid on a share of the Corporation’s common stock for each dividend record date during the year multiplied by the number of Restricted Stock Units. These dividend equivalent amounts shall be paid quarterly at the same time as dividends are paid on shares of the Corporation’s common stock. The dividend equivalent amounts shall be paid from the general assets of the Corporation and shall be treated and reported as additional compensation for the year in which payment is made.

5. AWARD PAYOUT

     The grant of ___ Restricted Stock Units will be converted to shares of Martin Marietta Materials, Inc. common stock as soon as practicable following the Vesting Date provided that the Employee is employed by the Corporation on the Vesting Date. The Vesting from Units to common stock will be one Unit for one share of common stock.

6. TRANSFERABLE ONLY UPON DEATH

     This Restricted Stock Unit grant shall not be assignable or transferable by the Employee except by will or the laws of descent and distribution.

7. TERMINATION, RETIREMENT, DISABILITY OR DEATH

(a)	Termination. If the Employee’s employment with the Corporation is terminated prior to the Vesting Date, whether by the employee or by the Corporation, and in the latter case whether with or without cause, then the Units will be forfeited upon such termination.

(b)	Retirement or Disability. If the Employee’s employment with the Corporation is terminated prior to the Vesting Date upon Retirement (as defined below) or as the result of a disability under circumstances entitling the Employee to the commencement of benefits under a long-term disability plan maintained by the Corporation (“Disability”), then the terms of all outstanding Units shall be unaffected by such retirement or disability; provided, however, that in the case of the Employee’s termination on account of Retirement or Disability, if the Vesting Date occurs following such termination but before the date which is six months following such termination, the Vesting Date shall be postponed until the date that is six months following such termination. “Retirement” is defined as termination of employment with the Corporation after reaching age 62; provided, that, the Compensation Committee of the Board of Directors may in its sole discretion classify an Employee’s termination of employment as Retirement under other circumstances.

(c)	Death. If, prior to the Vesting Date, the Employee dies while employed by the Corporation or after termination by reason of Disability, then the restriction period shall be accelerated so as to cause all outstanding Units to be converted to common shares.

(d)	Committee Negative Discretion. The Compensation Committee of the Board of Directors may in its sole discretion decide to reduce or eliminate any amount otherwise payable with respect to an award under Sections 7(b) or 7(c).

8. TAX WITHHOLDING

     At the time of Vesting, the Employee will recognize ordinary income equal to the fair market value of the common shares received. The Corporation shall withhold applicable taxes as required by law at the time of such Vesting by deducting shares of common stock from the payment to satisfy the obligation prior to the delivery of the certificates for common shares. Withholding will be at the minimum rates prescribed by law; therefore, the Employee may owe additional taxes as a result of the distribution. The Employee may not request tax to be withheld at greater than the minimum rate.

9. CHANGE IN CONTROL

     In the event of a change in control of the Corporation, as defined in Section 11 of the Plan, the restriction period of all outstanding Units shall be accelerated so as to cause all outstanding Units to convert to shares of common stock.

10. AMENDMENT AND TERMINATION OF PLAN OR AWARDS

     As provided in Section 8 of the Plan, subject to certain limitations contained within Section 8, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Compensation Committee of the Board of Directors may at any time alter or amend all Award Agreements under the Plan. Notwithstanding Section 8 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of this Award Agreement shall, except with the Employee’s express written consent, adversely affect any Restricted Stock Unit granted under this Award Agreement, unless such amendment is for the purpose of causing the Plan, this Agreement or the payments hereunder to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

11. EXECUTION OF AWARD AGREEMENT

     No Restricted Stock Unit granted under this Award Agreement is distributable nor is this Award Agreement enforceable until this Award Agreement has been fully executed by the Corporation and the Employee. By executing this Award Agreement, the Employee shall be deemed to have accepted and consented to any action taken under the Plan by the Compensation Committee, the Board of Directors or their delegates.

12. MISCELLANEOUS

(a)	Nothing contained in the Award Agreement confers on the Employee the rights of a shareholder with respect to this Restricted Stock Unit award during the restriction period.

(b)	For the purpose of calculating the expiration of the restriction period for the Units granted under this Award Agreement, all Units’ restrictions will be deemed to lapse at 4:30 p.m. Eastern Time on the Vesting Date. Further, if the day a Unit’s restrictions would otherwise lapse is not a business day then such Unit’s restrictions will be deemed to lapse at 4:30 p.m. Eastern Time on the next succeeding business day. For this purpose, the term business day shall be deemed to mean a day upon which the Corporation is conducting business.

(c)	For purposes of this Award Agreement, the Employee will be considered to be in the employ of the Corporation during an approved leave of absence unless otherwise provided in an agreement between the Employee and the Corporation.

(d)	Nothing contained in this Award Agreement or in any Restricted Stock Unit granted hereunder shall confer upon any Employee any right of continued employment by the corporation, expressed or implied, nor limit in any way the right of the Corporation to terminate the Employee’s employment at any time.

(e)	Except as provided under Section 6 herein, neither this Unit nor any of the rights or obligations hereunder shall be assigned or delegated by either party hereto.

13. NOTICES

     Notices and all other communications provided for in this Award Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight mail courier service, postage prepaid, addressed as follows:

                    If to the Employee, to the address set forth

                    in the first paragraph in this Award Agreement.

If to the Corporation, to:
Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, NC 27607
Fax: (919) 783-4535
Attn: Corporate Secretary

or to such other address or such other person as the Employee or the Corporation shall designate in writing in accordance with this Section 13, except that notices regarding changes in notices shall be effective only upon receipt.

14. GOVERNING LAW

     This Award Agreement shall be governed by the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed and the Employee has hereunto set his hand as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.

By:
Corporate Secretary

EMPLOYEE

By:
(Employee’s Signature)